U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Tompkins                        Richard                J.
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   (Last)                           (First)             (Middle)

    23 Hidden Pine Drive
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                                    (Street)

    Colts Neck                        NJ                07722-1566
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                         Middlesex Water Company (MSEX)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

                                  October 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          CEO
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                    6.
                                                     4.                              5.             Owner-
                                                     Securities Acquired (A) or      Amount of      ship
                                        3.           Disposed of (D)                 Securities     Form:     7.
                                        Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                          2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                        Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security         Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock               10/1/02                         1,500      A      22.4386    10,950         D
(Restricted Stock)
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Common Stock                                                                            15,050         D

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Common Stock                                                                             6,451         D
(Dividend Reinvestment)
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Common Stock                                                                               600         D
(  Ten w Spouse)
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Common Stock                                                                             1,648         D
(Dividend Reinvestment w/Spouse)
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Common Stock                                                                               713         I           Son
(Dividend Reinvestment)
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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
Explanation of Responses:




  /s/ M.F. Reynolds, Power of Attorney for
      J. Richard Tompkins                                    October 1, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                               POWER OF ATTORNEY
                                ----------------


               This Power of attorney is made on August 22, 2002


     I, J. RICHARD TOMPKINS, as a member of the Board of Directors of Middlesex Water Company hereby appoint the Corporate Secretary or Assistant Corporate Secretary of Middlesex Water Compay as Attorney-in-Fact on my behalf to prepare, sign and file SEC form 4 with respect to those transactions required to be reported, including but not limited to, change in ownership of any equity security, under Section 403 of the Securities Exchange Act of 1934. I further authorize my Attorney-in-Fact to do any and all things necessary on my behalf to accomplish the foregoing in order that SEC form 4 may be filed timely in accordance with the provisions of the Securities Act of 1934, as the same may be amended from time to time.

     This Power of Attorney shall not be affected by subsequent disability or incapacity of the undersigned, or lapse of time.

     By signing below, I acknowledge that I have received a copy of this Power of Attorney and that I understand its terms.



Witness:

/s/ Kenneth J. Quinn                                    /s/ J. Richard Tompkins
-----------------------------                           ------------------------
                                                            J. Richard Tompkins
State of New Jersey
County Of Middlesex


     I certify that on August 22, 2002 J. Richard Tompkins personally came before me and stated to my satisfaction that this person:

     (a)  was the maker of the above instrument, and
     (b)  executed this instrument as his/her own act.



                                                        /s/ Janine Y. Bauer
                                                        ------------------------
                                                            Janine Y. Bauer
                                                            Notary Public
                                                         My Commission Expires
                                                            March 1, 2006